Exhibit 6

SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE
AGREEMENT

This    SERIES   A   CONVERTIBLE     PREFERRED    STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 3, 2018, is entered into by and between NextDecade Corporation, a Delaware corporation (“NextDecade” or the “Company”) and Valinor Management, L.P., severally on behalf of certain funds or accounts for which it is investment manager (the “Purchaser”). Each of NextDecade and the Purchaser are referred to herein as a “Party” and collectively as the “Parties.” Certain defined terms used but not defined herein shall have the meaning ascribed to such terms in the Backstop Agreement (defined below).

RECITALS:

WHEREAS, in connection with the Company’s commencement of a convertible preferred equity and warrant offering, the Parties entered into that certain Backstop Commitment Agreement dated April 11, 2018, as amended by that certain Amendment No. 1 to Backstop Commitment Agreement dated August 3, 2018 (as amended, the “Backstop Agreement”), whereby the Company agreed to sell at its election, and the Purchaser irrevocably committed to purchase, shares of Convertible Preferred Stock, which include associated Warrants, in accordance with the terms of the Backstop Agreement;

WHEREAS, pursuant to Section 2.3 of the Backstop Agreement, on August 3, 2018, the Company delivered a notice to the Purchaser stating that the Company elected to exercise its right to require the Purchaser to purchase an aggregate of three million four hundred nine thousand three hundred sixty-five dollars ($3,409,365) of shares of Convertible Preferred Stock, which include associated Warrants; and

WHEREAS, as set forth in the notice to the Purchaser, the Purchaser shall purchase from the Company an aggregate of three million four hundred nine thousand three hundred sixty-five dollars ($3,409,365) of shares of Convertible Preferred Stock, which include associated Warrants.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein and in the Backstop Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Sale and Issuance of Convertible Preferred Stock. Pursuant to the Purchaser’s obligation and commitments contained in Section 2.3 of the Backstop Agreement, the Purchaser hereby purchases, and in consideration of three million four hundred nine thousand three hundred sixty- five dollars ($3,409,365) (the “Purchase Price”) payable by the Purchaser to the Company, the Company hereby agrees to sell and issue to the Purchaser three thousand four hundred nine (3,409) shares of Convertible Preferred Stock (the “Purchased Shares”), which include associated Warrants. The Parties acknowledge and agree that the Purchased Shares, which include associated Warrants, will be sold and issued to the Purchaser subject to and in accordance with the Backstop Agreement.

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2.             The Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Shares, which included associated Warrants, shall occur on August 9, 2018 (the “Closing Date”) at the offices of King & Spalding LLP, 1100 Louisiana Street, Houston, Texas 77002 or such other place as the Parties mutually agree. The Parties agree that the Closing may occur via delivery of facsimiles or photocopies of the applicable Offering Documents. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.             Actions at the Closing. At or prior to the Closing, the Purchaser and the Company (as applicable) shall take or cause to be taken the following actions:

(a)          Certificate of Designations. The Company shall have validly authorized and created the Convertible Preferred Stock pursuant to the Certificate of Designations by filing the Certificate of Designations with the Delaware Secretary of State prior to the Closing.

(b)          Payment of the Purchase Price. The Purchaser shall pay the Purchase Price to the Company on the Closing Date by wire transfer of immediately available funds to the account specified in Exhibit A attached hereto.

(c)          Issuance of Common Stock. The Company shall issue instructions to its transfer agent instructing such transfer agent to issue to the Purchaser the Backstop Fee and the Draw Fee as set forth in Exhibit B attached hereto in book entry form.

(d)          Warrants. The Company shall deliver to the Purchaser the Warrants pursuant to a Warrant Agreement duly executed by the Company and duly authorized by all requisite corporate action on the part of the Company, together with all instruments of transfer in respect of the Purchaser’s interests in such Warrants.

(e)          Registration Rights Agreement. The Purchaser and the Company shall each deliver duly executed counterparts to the Registration Rights Agreement.

4.             Convertible Preferred Stock Certificates. The Company shall deliver to the Purchaser as promptly as practicable after the Closing true, correct and complete certificates representing the Purchased Shares and the Origination Fee as set forth in Exhibit B attached hereto, duly authorized by all requisite corporate action on the part of the Company, together with all instruments of transfer in respect of the Purchaser’s interests in such certificates, and in the form required by the Certificate of Designations or any other documentation relating to the securities.

5.             Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that its representations and warranties made in Section 3 of the Backstop Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) with the same force and effect as if made at and as of the Closing Date.

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6.             Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that its representations and warranties made in Section 4 of the Backstop Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) with the same force and effect as if made at and as of the Closing Date.

7.             Limitations on Transfer. The Parties acknowledge and agree that the Purchased Shares (including any shares of Convertible Preferred Stock issued in respect of dividends payments thereon) are non-transferrable, and shall not be transferred by the Purchaser to any other Person, except to: (i) any Affiliate of the Purchaser, or (ii) one or more other third parties with the consent of the Company, which shall not be unreasonable withheld or delayed.

8.             Miscellaneous.

(a)          Other Agreements. In the event of any inconsistency or conflict between the provisions of the Backstop Agreement and this Agreement, the provisions of the Backstop Agreement shall prevail and govern.

(b)          Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(d)          Entire Agreement. This Agreement and the agreements and documents referenced herein constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

(e)          Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Purchaser.

(f)           Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

(g)          Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NextDecade Corporation

By:	/s/ Matthew Schatzman
Name:	Matthew Schatzman
Title:	President and Chief Executive Officer

Valinor Management, L.P.

By:	/s/ Owen Schmidt
Name:	Owen Schmidt
Title:	General Counsel

Exhibit A

Wire Instructions

Owner:	NextDecade LNG, LLC
Account Number:	905578241
Bank:	JP Morgan Chase
Routing Number:	0210-0002-1

Exhibit B

Valinor Entities and Allocations

Entity	Backstop (Preferred Shares)	Origination Fee (Preferred Shares)	Warrants (Common)	Draw Fee (Common Shares)	Backstop Fee (Common Shares)
Valinor Management, L.P.	3,409	68	52,984	19,514	74,507
Valinor Capital Partners, L.P.	887	18	13,779	5,075	19,376
Valinor Capital Partners Offshore Master Fund, L.P.	2,522	50	39,205	14,439	55,131